Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59598, 333-62022, 333-88086, 333-116755, 333-151580 and 333-174615) of Kindred Healthcare, Inc. of our report dated February 23, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information in Note 19, which is as of October 4, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated October 4, 2011.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
October 4, 2011